UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report: March 27, 2006

PAVILION BANCORP, INC.
(Exact Name of Registrant as Specified in Charter)

Michigan (State or Other Jurisdiction of Incorporation) 135 East Maumee Street Adrian, Michigan (Address of principal executive office)	000-30521 (Commission File Number)	38-3088340 (IRS Employer Identification No.) 49221 (Zip Code)

Registrant’s telephone number, including area code: (517) 265-5144

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Section Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240-14d-2(b)).

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Item 2.05    Costs Associated with Exit or Disposal Activities.

Effective March 27, 2006, the Bank of Lenawee (the "Bank"), a wholly-owned subsidiary of Pavilion Bancorp, Inc. (the registrant), underwent a reduction in force by terminating the employment of 17 employees. This reduction in force was approved by the Bank's Board of Directors on March 24, 2006, in an effort to reduce compensation and employee benefits expense of the Bank and to increase the Bank's efficiency ratios. The Corporation estimates that the reduction in force may result in a decrease in compensation and employee benefits expense of approximately $251,000 for the balance of 2006 and an annual decrease of approximately $654,000 thereafter.

In connection with this reduction in force, the Bank is paying an aggregate of approximately $204,000 in severance benefits to the terminated employees. The Bank expects to incur approximately $25,000 in cash expenditures for legal, accounting, and outplacement services as a result of this reduction in force.

Important Disclaimer. This Current Report on Form 8-K contains certain forward-looking statements that involve assumptions, risks, and uncertainties. When used in this Current Report, the words "estimates," "may," "anticipates," "expects," and similar expressions identify forward-looking statements. Such statements are based on certain assumptions made by the Corporation's management and are subject to certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such forward-looking statements. These risks and uncertainties include, but are not necessarily limited to, economic, competitive, governmental, and technological factors affecting the Corporation's operations, markets, products, services, interest rates, and fees for services. Readers are cautioned not to place undue reliance on these forward-looking statements. The Corporation undertakes no duty to update such forward-looking statements based on events occurring after the filing of this Current Report.

The disclosure of the information set forth in this Current Report shall not be deemed an admission by the Corporation of the materiality of any such information.

SIGNATURE

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: March 27, 2006	PAVILION BANCORP, INC. (Registrant) By: /s/ Richard DeVries —————————————— Richard DeVries President & Chief Executive Officer